CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [***]) FROM THE EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY TREATS AS PRIVATE AND CONFIDENTIAL.

EXHIBIT 4.13

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Birks & Mayors

1240 Square Phillips, Montreal, QC Canada H3B 3H4

April 18, 2013

[***]

Mr. Jean-Christophe Bédos

[***]

Dear Jean-Christophe,

Re: Incentive Compensation

We refer you to your Employment Agreement entered into as of January 4, 2012. Section 2.2 a) thereof states that your target bonus for the annual cash bonus opportunity is 65% of your Base Salary (as this term is defined in the Employment Agreement).

Upon the recommendation of the Compensation Committee, the directors unanimously agreed at the Board meeting of April 18, 2013 to adjust your variable Incentive Compensation package by (i) modifying the target bonus percentage for your annual cash bonus and (ii) granting you a stock option to purchase 100,000 Class A voting shares of the Company upon terms and conditions that are in accordance with the Company’s Long-term Incentive Plan. This letter is to confirm that the target bonus for the annual cash bonus is modified from 65% to 85% of Base Salary effective as of the date of this letter and that a stock option agreement will be provided to you in relation to the stock option grant.

All other terms of the Employment Agreement remain unchanged.

Yours truly,

/s/ Lorenzo Rossi di Montelera
LORENZO ROSSI DI MONTELERA
Chairman